Exhibit 99.1

NEWS RELEASE

NETGEAR APPOINTS LAURA DURR TO THE BOARD OF DIRECTORS

SAN JOSE, California – January 9th, 2020 -NETGEAR®, Inc. (NASDAQ: NTGR), the leading provider of networking technology for small businesses, the smart home and online game play, today welcomes Laura Durr to join the company’s board of directors. Ms. Durr joins the board with a valued background in finance and strategy for leading Silicon Valley technology companies.

Laura Durr, a director on the board of TiVo, most recently served as the EVP and Chief Financial Officer of Polycom, Inc. from May 2014 until the acquisition of Polycom by Plantronics Inc. in 2018. Prior to becoming CFO, Ms. Durr has held various finance leadership roles at Polycom between 2004 and 2014, including Senior Vice President-Worldwide Finance, Chief Accounting Officer and Worldwide Controller. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP. Ms. Durr was a certified public accountant and holds a B.S. in Accounting from San Jose State University.

“We welcome the addition of Laura Durr to the NETGEAR Board of Directors,” said Patrick Lo, chairman and chief executive officer of NETGEAR. “We are excited to now have the board back to nine members with the recent additions of Laura, Janice and Mickey.  It is with great pleasure that we have assembled a powerful and diverse team of board members to help drive the direction for NETGEAR.”

About NETGEAR, Inc.

NETGEAR® (NASDAQ: NTGR) has pioneered advanced networking technologies for homes, businesses, and service providers around the world since 1996 and leads the industry with a broad range of award-winning products designed to simplify and improve people’s lives. By enabling people to collaborate and connect to a world of information and entertainment, NETGEAR is dedicated to delivering innovative and advanced connected solutions ranging from mobile and cloud-based services for enhanced control and security, to smart networking products, video over Ethernet for Pro AV applications, easy-to-use WiFi solutions and performance gaming routers to enhance online game play.  The company is headquartered out of San Jose, Calif. with offices located around the globe. More information is available from the NETGEAR Investor Page or by calling (408) 907-8000. Connect with NETGEAR: Twitter, Facebook, Instagram and the NETGEAR blog at NETGEAR.com.

©2019 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks and/or registered trademarks of NETGEAR, Inc. and/or its affiliates in the United States and/or other countries. Other brand and product names are for identification purposes only and may be trademarks or registered trademarks of their respective holder(s). The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Source: NETGEAR-G

U.S. Media Contact: Nathan Papadopulos, (408) 890-3889, NPapadopulos@netgear.com

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